Exhibit 99.1

FOR IMMEDIATE RELEASE

RadNet Secures Additional $75 Million as Part of its Existing Senior Secured Credit Facility

LOS ANGELES, California, April 30, 2015 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 259 owned and/or operated outpatient imaging centers, today announced that its wholly owned subsidiary, Radnet Management, Inc., has entered into a joinder to its existing senior secured first lien credit agreement to provide for the borrowing of $75.0 million of incremental first lien term loans.

Proceeds from the incremental term loans will be used to repay all the borrowings outstanding under the first lien revolving loan facility, fund cash to the balance sheet and pay approximately $1 million of fees and expenses associated with the transaction.

After giving effect to the incremental term loans, RadNet has approximately $470 million of senior secured first lien term loans outstanding under the first lien credit agreement and $180 million of senior secured second lien term loans outstanding under the second lien credit agreement. In addition, the Company has access to a $101.25 million first lien revolving loan facility, which upon closing of the financing transaction is undrawn.

Although funded as a separate series of term loans, the incremental term loans will be treated as part of the same class as the tranche B term loans currently outstanding under the existing first lien credit agreement. The incremental term loans which are provided for under the joinder agreement will bear the same interest rate as the rate currently payable on the existing term loans under the first lien credit agreement, which is (a) the adjusted LIBOR rate plus 3.25% or (b) the base rate plus 2.25%. The adjusted LIBOR rate has a minimum floor of 1.0%.

Dr. Howard Berger, President and Chief Executive Officer of RadNet, Inc. noted, “We are very pleased to announce the completion of this transaction. The proceeds of the transaction allowed us to repay the outstanding balance on our revolving credit facility, from which we had recently drawn down approximately $30 million to fund our recently announced acquisition of New York Radiology Partners. The remaining proceeds, after repaying our revolver balance and approximately $1 million of fees and expenses, will be held on our balance sheet for general corporate purposes.”

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 259 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 6,300 employees. For more information, visit http://www.radnet.com.

CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer